Exhibit 23
Consent Of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-128881) pertaining to the Williams Partners GP LLC Long-term Incentive Plan dated October 7, 2005, of our report dated February 27, 2006, with respect to the financial statements of Williams Partners L.P., our report dated February 27, 2006, with respect to the financial statements of Discovery Producer Services LLC, and of our report dated February 27, 2006, with respect to the balance sheet of Williams Partners GP LLC, all of which are included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
Tulsa, Oklahoma February 27, 2006